EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 10th day of May, 2019 by and between Griffin Capital Real Estate Company, LLC, a Delaware limited liability company (“GRECO”), Griffin Capital Essential Asset REIT II, Inc. (“GCEAR”), and Griffin Capital Essential Asset Operating Partnership, L.P. (“GCEAR OP”) (together with GRECO and GCEAR, the “Company”) and Nina Momtazee Sitzer, an individual (the “Executive”).
RECITALS
WHEREAS, GRECO, as a subsidiary of GCEAR OP and GCEAR upon the closing of the Mergers), and the Executive desire to establish an employment relationship on the terms and conditions hereinafter set forth herein.
NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Employment and Duties.

1.1
Employment. GRECO hereby employs the Executive on an at-will basis, subject to the terms and conditions expressly set forth in this Agreement, including, but not limited to, Section 5 of this Agreement. The Executive hereby agrees to such employment on the terms and conditions expressly set forth in this Agreement.

1.2
Position and Duties. The Executive shall serve as Executive Vice President and General Counsel of GRECO and GCEAR. The Executive shall perform and have the responsibilities, duties, status and authority customary for each such position in an organization of the size and nature of GRECO or GCEAR, as applicable, subject in the case of GRECO to the directives of GRECO’s Manager that is designated in GRECO’s LLC Operating Agreement, as amended from time to time, and subject in the case of GCEAR to the directives of the Board of Directors of GCEAR (the “Board”), and subject as to both entities to such entity’s lawful policies as in effect from time to time (including, without limitation, business conduct and ethics policies, as they may be amended from time to time).

1.3
No Other Employment; Time Commitment. During the Term, the Executive shall both (a) devote the Executive’s full business time, energy and skill to the performance of the Executive’s duties hereunder and (b) hold no other employment. The Executive’s service on the boards of directors (or similar body) of other business or charitable entities is subject to the prior approval of the Board. The Executive shall cease outside activities and/or resign from any board or similar body on which the

Executive may then serve if the Board determines that such activity is engaged in a Competitive Business (as defined below). This Section 1.3 shall not be construed to prevent the Executive from making passive outside investments so long as such investments do not require material time of the Executive or otherwise interfere with the performance of the Executive’s duties and obligations hereunder. The Executive shall not make any investment in an enterprise that competes with the Company without the prior written approval of the Board after full disclosure of the facts and circumstances; provided, however, that this sentence shall not preclude the Executive from owning up to two percent (2%) of any class of the securities of a publicly-traded entity (a “Passive Investment”).

1.4
No Breach of Contract. The Executive hereby represents: (a) that the execution and delivery of this Agreement by the Executive and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (b) that the Executive has no information (including, without limitation, confidential information and Trade Secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; and (c) that the Executive is not bound by any confidentiality, Trade Secret or similar agreement with any other person or entity which would prevent, or be violated by, the Executive (i) entering into this Agreement or (ii) carrying out his duties hereunder.

1.5
Location. The Executive’s principal place of employment shall be the offices of the Company located in Chicago, Illinois. The Executive acknowledges that he may be required to travel from time to time in the course of performing his duties hereunder.

2.
Term. The Executive’s employment under this Agreement shall commence on June 10, 2019 (the “Effective Date”) and shall continue for an initial term of five (5) years. This Agreement shall thereafter automatically renew for additional one (1) year periods, unless the Company or the Executive provides at least ninety (90) days’ advance written notice to the other party of its intent not to renew (such initial term and all subsequent terms are referred to collectively as the “Term”). Notwithstanding the foregoing, this Agreement and the Term shall end upon any termination of the Executive’s employment as described in Section 5 below.

3.	Compensation.

3.1
Base Salary. During the Term, the Executive’s base salary (the “Base Salary”) shall be paid in accordance with GRECO’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments. Starting with June 10, 2019, the Executive's Base Salary shall be paid at an annualized rate of $350,000. Executive's Base Salary shall be reviewed annually by the Board (or a committee thereof), and subject to increase (but not decrease) as determined in the sole discretion of the Board (or such committee).

3.2
Annual Incentive Bonus. Beginning in calendar year 2019 and continuing for each calendar year during the Term, in addition to the Base Salary, the Executive shall be eligible to earn an annual cash bonus opportunity (“Incentive Bonus”). The parties acknowledge and agree that following the date on which the Company’s common stock becomes listed on an established stock exchange (the “Listing Date”), the Company expects to establish an annual bonus program whereby an Incentive Bonus will be determined by reference to the attainment of Company performance metrics and/or individual performance objectives. The Executive’s target, maximum and threshold bonus levels shall be set at a target level of 125%, with a maximum level of 175%, and a threshold level of 75%, of the Base Salary actually paid for such year, and shall be subject to adjustment, after the Listing Date, in the sole discretion of the Compensation Committee of the Board. The determination as to the Incentive Bonus level achieved for any calendar year shall be made in the sole discretion of the Compensation Committee of the Board in consultation with the Company’s Chief Executive Officer; provided, however, that for the 2019 bonus year, the Executive shall be guaranteed at least a minimum Incentive Bonus equal to $400,000. The Company shall pay any Incentive Bonus earned for a calendar year to the Executive in a single cash lump sum payment either (i) with respect to any calendar year that ends prior to the Listing Date, no later than December 31 of such year or (ii) with respect to any calendar year that ends after the Listing Date, no later than March 15 of the calendar year following the calendar year in which such Incentive Bonus was earned. Any Incentive Bonus payment is subject to the Executive’s continued employment by the Company or its affiliates through the last day of the calendar year to which such Incentive Bonus relates.

3.3
Long-Term Incentives. In the first quarter of 2020, the Company shall grant the Executive an initial grant of a time-vested equity award with respect to either shares of GCEAR stock (e.g., restricted stock or restricted stock units) or GCEAR OP units, in a form to be determined by the Compensation Committee of the Board in consultation with the Executive, with a value equal to $300,000 (the “Initial Equity Award”), subject to four-year vesting and the terms of the applicable award agreement and plan established by the Company consistent with the recommendations of FTI Consulting presented to and approved by the Board on December 12, 2018. The Executive shall be entitled to annual grants at the same time and on similar terms as awards are made to the remainder of the senior management team of the Company (other than the CEO); provided, however, that the annual equity grants made to the Executive in each of 2020 and 2021 shall have a target value that is greater than or equal to the dollar-denominated value of the Initial Equity Award, and provided, further, that such equity award granted in 2020 will be 100% time-vested and such equity award granted in 2021 will be a minimum of 40% time-vested if the Listing Date has occurred, with the remainder of such equity award subject to performance-based vesting using structure/metrics that are commonly used in the REIT industry at that time. Any equity award granted to the Executive that remains outstanding as of immediately prior to a “change in control” (as defined in the applicable plan covering the award) of the Company shall become fully vested and, to the extent applicable, exercisable immediately prior to such change in control; provided, however, that to the extent any such award is subject to performance-based vesting requirements, performance shall be assumed to be at target for any performance period that has not yet ended.

4.	Benefits.

4.1
Retirement, Welfare and Fringe Benefits. During the Term, the Executive shall be eligible to participate in all employee retirement (e.g., 401(k), Profit Sharing, Executive Deferred Compensation Plan) and welfare benefit plans and programs, and fringe benefit plans and programs, made available to the Company’s senior management team generally, in accordance with the terms of such plans and as such plans or programs may be in effect from time to time. If the Executive elects to enroll in coverage under the group medical plan coverage offered by the Company or its affiliates, the Company will pay the full cost of such coverage for the Executive (on a pre-tax or post-tax basis, and in the manner, as determined by the Company in its sole discretion), and the Executive will be responsible for paying the active employee cost for any such coverage for the Executive’s spouse or dependents.

4.2
Reimbursement of Business Expenses. During the Term, the Executive shall be authorized to incur expenses in carrying out the Executive’s duties under this Agreement and shall be eligible for reimbursement by the Company of all business expenses the Executive incurs during the Term in connection with carrying out the Executive’s duties hereunder, subject to GRECO’s expense reimbursement policies as in effect from time to time.

4.3	Vacation and Other Leave. During the Term, the Executive shall be entitled to unlimited time away in accordance with Company policies generally applicable to other senior management of the Company.

4.4
Indemnification. The Executive shall have the benefit of indemnification to the fullest extent permitted by applicable law, which indemnification shall continue after the termination of this Agreement (for any reason) for such period as may be necessary to continue to indemnify the Executive for his acts during the Term. During the Term and for such period thereafter as may be necessary to continue to cover acts of the Executive during the Term, the Company shall cause the Executive to be covered by the policies of directors and officer’s liability insurance covering directors and officers of the Company, in accordance with their terms.

5.	Termination of Employment.

5.1
Generally. The Executive’s employment by the Company, and the Term, may be terminated at any time (a) by the Company with or without Cause, (b) by the Company in the event that the Executive has incurred a Disability, (c) by the Executive with Good Reason, (d) by the Executive without Good Reason, or (e) due to the Executive’s death.

5.2
Notice of Termination. Any termination of the Executive’s employment under this Agreement (other than because of the Executive’s death) shall be communicated by written notice of termination from the Company to the Executive, or the Executive to the Company, which termination shall be effective, subject to any cure period provided in Section 5.5 below, (a) no less than thirty (30) days following delivery of such notice in the event of a termination by the Executive for Good Reason, or by the Company without Cause or due to Disability (provided that the Company shall be entitled to pay the Executive Base Salary in lieu of such notice, in which case payment shall be paid within five (5) business days following the Executive’s Severance Date (as defined below)), or (b) immediately in the event of a termination by the Company with Cause or resignation by the Executive without Good Reason. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination and shall state the specific reason(s) why the termination is being initiated.

5.3	Benefits Upon Termination.
(a)    For Cause or Without Good Reason. If the Executive’s employment by the Company is terminated during the Term by the Company for Cause or by the Executive without Good Reason (in any case, the date that the Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain hereunder, any payments or benefits other than (i) payment of (A) any Base Salary earned but not paid on or before the Severance Date, (B) any Incentive Bonus earned by the Executive for the calendar year prior to the calendar year in which the Severance Date occurs, but not yet paid to the Executive, (ii) any reimbursement due to the Executive pursuant to Section 4.2 for expenses incurred by the Executive on or before the Severance Date, and (iii) any accrued or vested benefits or compensation to which the Executive is entitled under equity compensation, retirement, welfare and fringe benefits or other employee benefits, or the Executive Deferred Compensation Plan (the “Accrued Obligations”). Such Accrued Obligations shall be paid at their normal times in accordance with the Company’s policies and regular payroll practices, or such sooner date as required by applicable law.
(b)    Death or Disability. If the Executive’s employment by the Company is terminated during the Term due to the Executive’s death or by the Company due to the Executive’s Disability, the Company shall pay to the Executive (or his estate): (i) the Accrued Obligations at the time and in the manner as set forth in Section 5.3(a) above; (ii) the Executive’s Incentive Bonus for the calendar year in which the Severance Date occurs, pro-rated for the amount of time the Executive is employed during such calendar year, assuming target performance and payable at the normal time such Incentive Bonuses are paid, and (iii) a lump sum payment equal to eighteen (18) months of Healthcare Benefits (as defined below), payable within sixty (60) days following the Severance Date (clauses (ii) and (iii), collectively, the “Death/Disability Benefit”). In addition, all outstanding equity awards held by the Executive as of immediately prior to his Severance Date shall immediately become fully vested and, to the extent applicable, exercisable (to the extent any such award is subject to performance-based vesting requirements, performance shall be assumed to be at target for any performance period that has not yet ended) (the “Equity Award Vesting”), and the Executive’s account under the Executive Deferred Compensation Plan shall become vested in full. Payment of the Death/Disability Benefit is subject to any applicable delay of payment rules pursuant to Section 19 below.
(c)    Without Cause, With Good Reason. If, during the Term, the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason, the Company shall pay the Executive:
(i)     the Accrued Obligations at the time and in the manner as set forth in Section 5.3(a) above;
(ii)     a pro-rated Incentive Bonus for the calendar year in which his Severance Date occurs (assuming target individual performance and actual Company performance), pro-rated for the amount of time the Executive is employed during such calendar year and payable at the normal time such Incentive Bonuses are paid;
(iii)     a lump sum payment due within sixty (60) days following the Severance Date equal to one and a half (1.5) times (the “Severance Multiple”) the sum of (A) his Base Salary (at the rate in effect on the Severance Date, disregarding any reduction constituting Good Reason) plus (B) the average of the Incentive Bonus paid to the Executive for the prior two (2) calendar years preceding the year in which the Severance Date occurs; provided, however, that in the event such Severance Date occurs prior to the end of two years after the Effective Date, then the amount in clause (B) shall be determined by using the Executive’s target Incentive Bonus for any such years not yet elapsed; and
(iv)     a lump sum payment equal to the sum of eighteen (18) months of the employer portion of the cost of coverage under the Company’s group medical plan for the Executive and his dependents at the level in effect on the Severance Date (the “Healthcare Benefits”), payable within sixty (60) days following the Severance Date (clauses (ii) – (iv) are collectively referred to herein as the “Severance Benefit”).
Payment of the Severance Benefit is subject to any applicable delay of payment rules pursuant to Section 19 below.
In addition, the Executive shall be entitled to the Equity Award Vesting, and the Executive’s account under the Executive Deferred Compensation Plan shall become vested in full.
(d)    Termination Preceding or Following Change in Control. If, during the Term and within six (6) months preceding, on or twelve (12) months following a Change in Control of the Company, the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason, then the Executive shall be entitled to all of the benefits and payments described in Section 5.3(c) above, provided, however, that (i) the Severance Multiple shall increase to two and a half (2.5), and (ii) the Healthcare Benefits shall be calculated to cover thirty (30) months. If such termination occurs within six (6) months preceding a Change in Control, then any Severance Benefit that becomes payable pursuant to this Section 5.3(d) that is in addition to an amount payable pursuant to Section 5.3(c) shall be paid on the later of the date of the Change in Control and the sixty (60)-day anniversary of the Severance Date. For purposes of this Section 5.3, a “Change in Control” is defined as a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), other than the Self-Administration Transaction and the Mergers.
(e)    Notwithstanding the foregoing provisions of this Section 5.3, if the Executive breaches the Executive's obligations under Section 6 of this Agreement, the Executive shall no longer be entitled to receive, and the Company shall no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit as of the date of such breach. Any disputes with respect to the application of this Section 5.3(e) will be subject to Section 17 hereof; provided that during the pendency of any such dispute, the Company will be entitled to withhold any payments pursuant to this Section 5.3.

(f)    The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and other benefit plans covered by COBRA; or (iii) the Executive’s right to any vested equity award or the receipt of benefits otherwise due in accordance with the terms of the Executive Deferred Compensation Plan or the Company’s 401(k), profit sharing, and other qualified retirement plans (if any).
(g)    Payments made to the Executive pursuant to the provisions of this Section 5.3 shall be in lieu of any severance benefits otherwise due to Executive under any severance pay plan or program maintained by the Company or its affiliates that covers employees or executives of the Company generally.
5.4    Release; Exclusive Remedy.
(a)    As a condition precedent to any Company obligation (other than Accrued Obligations) due to the Executive pursuant to Section 5.3(b) or (c), the Executive (or his estate, as applicable) and the Company shall, within sixty (60) days following the Severance Date (the full 60-day period being the “Release Period”), execute and deliver, and not revoke within the applicable revocation period which ends prior to the end of the Release Period, a general release substantially in the forms attached hereto as Exhibits A and B, respectively (provided, however, that Executive shall not be required to execute a general release as a condition to the receipt of such payments or benefits unless the Company also executes a general release). If such period for execution and nonrevocation of the release spans two calendar years, then any payment that is conditioned upon the execution of such release shall not be made earlier than the last day of such 60 day period.
(b)    The Executive agrees that the payments and benefits contemplated by Section 5.3 shall constitute the exclusive and sole remedy for any termination of his employment during the Term.

5.5	Certain Defined Terms.
(a)    As used herein, “Cause” shall mean that one or more of the following has occurred:
(i)    the Executive has engaged in deliberate misrepresentation in connection with, or willful failure to cooperate with, a bona fide internal investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation and outside of Company policy or the willful inducement of others to fail to cooperate or to produce documents or other materials as reasonably requested by the Company or its legal counsel;
(ii)    the Executive has deliberately failed to perform his material duties at an appropriate level hereunder, which failure continues for a period of thirty (30) business days after written demand for corrective action is delivered by GRECO; provided that Company underperformance to the extent due to business or market conditions outside of the Executive’s control shall not be considered a failure hereunder;
(iii) the Executive’s commitment of fraud, embezzlement or willful misappropriation of funds or property of the Company or its affiliates other than the occasional, customary and de minimis use of any such entity’s property for personal purposes;
(iv) the Executive has been convicted of, or pled guilty or nolo contendere to, a felony (other than a traffic violation) or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; or
(v)    the Executive’s breach of any material provision of this Agreement or any other material agreement between the Executive and the Company, or any of its affiliates.
No act, or failure to act, on the part of the Executive shall be deemed “willful” unless done, or omitted to be done, by the Executive in bad faith and without reasonable belief that his action or omission was in the best interest of the Company. In order for the Company to terminate the Executive’s employment for “Cause,” the Company shall have first given written notice of the alleged grounds purporting to constitute Cause (which notice must be given within thirty (30) days following the Board’s actual knowledge of the grounds purporting to constitute Cause) and the same shall not have been cured (if capable of cure, as reasonably determined by the Board in consultation with the Executive) within ten (10) business days of such written notice.
(b)    As used herein, “Disability” shall mean the disability of the Executive as determined in accordance with the group long-term disability plan offered to employees of GRECO, or in the absence of such a plan, the inability of the Executive, with or without reasonable accommodation, to perform the Executive’s essential duties and responsibilities under this Agreement for a period of more than one hundred twenty (120) consecutive days or one hundred and eighty (180) nonconsecutive days during any twelve (12) month period by reason of a mental or physical disability as determined by the Board in its reasonable discretion following consultation with a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative.
(c)    As used herein, “Good Reason” shall mean that one or more of the following has occurred without the Executive’s written consent:
(i)     the Company’s material breach of this Agreement (excluding any delay of payment required or permitted under Code Section 409A), which includes but is not limited to: a material diminution of the Executive’s duties, responsibilities, title or authority without his consent;
(ii)     a material reduction in the Executive’s Base Salary or material failure to pay such amount, or a material reduction in the Incentive Bonus threshold, target and/or maximum opportunities;
(iii)     Executive's required re-location to a worksite location which is more than fifteen (15) miles from Chicago, Illinois;
(iv)     the Company’s failure to require any successor of the Company to assume and perform this Agreement; or
(v)    the Company’s nonrenewal of this Agreement when the Executive is willing and able to continue under this Agreement and no Cause otherwise exists.
provided that, in any such case, the Executive provides written notice to GRECO that the event giving rise to such claim of Good Reason has occurred within sixty (60) calendar days after the occurrence of such event, and such Good Reason remains uncured thirty (30) calendar days after the Executive has provided such written notice; provided further that any resignation of the Executive’s employment for “Good Reason” occurs no later than sixty (60) days following the expiration of such cure period.

5.6
Resignation from Directorships and Officerships. The termination of the Executive’s employment with the Company for any reason shall constitute the Executive’s resignation from (a) any director, officer or employee position the Executive holds with the Company, or any of its affiliates and (b) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company, or any of its affiliates. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

5.7	Limitation on Benefits.

(a)    Best Pay Cap. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments under this Agreement shall first be reduced, and the noncash severance payments hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
(b)    Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) mutually selected by the Company and the Executive, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(c)    Private Company Exclusion. Notwithstanding the foregoing, for so long as the Company is described in Section 280G(b)(5)(A)(ii)(I) of the Code, if any portion of the Total Payments would be subject to the Excise Tax then, to the extent, if any, the Executive elects to waive the right to receive such payments or benefits unless shareholder approval is obtained in accordance with Section 280G(b)(5)(B) of the Code, the Company shall prepare and deliver to its stockholders the disclosure required by Section 280G(b)(5)(B) of the Code with respect to the Total Payments and shall use commercially reasonable efforts to obtain the approval of the Company’s stockholders in accordance with Section 280G(b)(5)(B) of the Code and the regulation codified at 26 C.F.R. §1.280G-1.

6.
Protective Covenants. All references to the Company in this Section 6, and each of its subsections, refer to the Company and its affiliates. Executive acknowledges and agrees that the Company has developed intellectual property, Trade Secrets and Confidential Information to assist it in its business. Executive further acknowledges and agrees that the Company has substantial relationships with prospective or existing customers, as well as customer good will associated with its ongoing businesses. The Company employs or will employ Executive in a position of trust and confidence, and may provide Executive with extraordinary or specialized training in furtherance of Executive's duties hereunder. Executive therefore acknowledges and agrees that the Company has a right to protect these legitimate business interests. The Executive expressly agrees that the covenants in this Section 6 shall continue in effect as set forth herein regardless of whether the Executive is then entitled to receive any further payments or benefits from the Company. It is further understood that the covenants contained in this Section 6 survive the Term and bind the Executive as long as he is employed by the Company and, in certain instances, for a period of time thereafter.

6.1	Confidential Information.
(a)    Subject to Section 6.1(c), the Executive agrees at all times to hold in strictest confidence, and not to use, except for the benefit of the Company, any of the Company’s Trade Secrets or Confidential Information or to disclose to any person, firm or entity any of the Company’s Trade Secrets or Confidential Information except (i) as authorized in writing by the Company Board, (ii) as authorized by the Company’s management, pursuant to a written non-disclosure agreement, or (iii) as required by law.
(i)    For purposes of this Agreement, "Trade Secrets" shall mean any of information of the Company, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which is not commonly known by or available to the public and which information (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(ii)    For purposes of this Agreement, "Confidential Information" shall mean any data and information (A) relating to the business of the Company, regardless of whether the data or information constitutes a Trade Secret; (B) disclosed to Executive or of which he/she became aware of as a consequence of Executive's relationship with the Company; (C) having value to the Company; (D) not generally known to competitors of the Company; and (E) which includes Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, route books, personnel data, and similar information; provided, however, that Confidential Information shall not mean data or information which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by the Executive without authorization from the Company, which has been independently developed and disclosed by others, or which has otherwise entered the public domain through lawful means.

(b)    The Executive agrees that she will not, during the Term, knowingly improperly use or disclose any proprietary information or trade secrets of any former employer and that she will not bring onto the premises of the Company any proprietary information belonging to such employer unless consents to in writing by such employer.

(c)    The Defend Trade Secrets Act (18 U.S.C. § 1833(b)) states: “An individual shall not be held criminally or civilly liable under any federal or state Trade Secret law for the disclosure of a Trade Secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, the Executive shall have the right to disclose in confidence Trade Secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Executive shall also have the right to disclose Trade Secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of Trade Secrets that are expressly allowed by 18 U.S.C. § 1833(b).

6.2
No Competing Employment. During the Executive’s employment with the Company (the “Restricted Period”), the Executive shall not directly, or by assisting others, engage in the business of net lease office and industrial commercial real estate (the “Competitive Business”) in any capacity identical with or corresponding to the capacity or capacities in which employed by the Company, anywhere within the areas(s) where Executive is working and/or for which the Executive is responsible; provided, that the Executive may make Passive Investments, and provided further that the Executive may provide services to any business or entity that has a line of business, division, subsidiary or other affiliate that is a Competitive Business if, during the Restricted Period, the Executive is not employed directly in such line of business or division or by such subsidiary or other affiliate that is a Competitive Business and is not involved directly in the management, supervision or operations of such line of business, division, subsidiary or other affiliate that is a Competitive Business. The parties acknowledge and agree that, if necessary to determine the reasonable geographic scope of this restraint, the Company may rely on appropriate documentation and evidence outside the provisions of this Agreement.

6.3
Non-Solicitation of Employees. During the Restricted Period and for the 18-month period following the Executive’s Severance Date, the Executive shall not directly or indirectly solicit, induce, recruit, encourage, or hire (or attempt any of the foregoing actions) or otherwise cause (or attempt to cause) any employee or individual independent contractor of the Company to leave his or her employment or engagement with the Company for employment with the Executive or with any other entity or person, or otherwise interfere with or disrupt (or attempt to disrupt) the employment or service relationship between any such individual and the Company. The Executive will not be deemed to have violated this Section 6.3 if employees respond to general advertisements for employment or if the Board provides unanimous prior written consent to the activities of the Executive (all such requests for consent will be given good faith consideration by the Board).

6.4
Non-Solicitation of Customers. During his employment with the Company and thereafter, the Executive shall not use any Trade Secret to solicit, induce, or encourage any customer, client, vendor, or other party doing business with any member of the Company and its subsidiaries and affiliates to terminate its relationship therewith or transfer its business from any member of the Company and its subsidiaries and affiliates and the Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

6.5
Non-Disparagement. The Executive agrees that at no time during his employment with the Company or thereafter shall she make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the

Company or any of its affiliates, or any of their respective directors or officers. The Company agrees, in turn, that it will not make, in any authorized corporate communications to third parties, and it will direct the members of the various boards and senior executives, in each case, of the Company, not to make, cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Executive.

6.6
Returning Company Documents. The Executive agrees that at the time of leaving the employ of the Company, she will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all records, data, notes, reports, proposals, lists, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property containing Confidential Information or Trade Secrets, or reproductions of any items developed by Executive pursuant to his employment with the Company or otherwise belonging to the Company, its successors or assigns, including, but not limited to, those records maintained pursuant to Section 6.2(c). The Executive is permitted to retain any electronic devices issued to him by the Company, provided the Company’s Information Technology department must be permitted by the Executive to first remove any Trade Secrets and/or Confidential Information contained thereon. The Executive is not required to return any personal items, documents, files, or materials containing personal information (except to the extent such materials also contain Trade Secrets or Confidential Information); or documents or agreements (a) of which she is a party that pertain to his compensation and/or benefits (e.g., plan summaries and documents), regardless of whether such documents or agreements contain Trade Secrets or Confidential Information or (b) that is publicly available.

6.7
Understanding of Covenants. The Executive represents that she (a) is familiar with the foregoing confidentiality, invention assignment, non-solicitation, non-competition and nondisparagement covenants, (b) is fully aware of his obligations hereunder, (c) agrees to the reasonableness of the length of time, scope and geographic coverage of the foregoing covenants, and (d) agrees that such covenants are necessary to protect the Confidential Information and Trade Secrets, and the proprietary information, good will, stable workforce, and customer relations of the Company. The Executive acknowledges and agrees that such covenants shall be construed as agreements independent of each other and of any provision of this or any other contract between the parties hereto; that should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement.  If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws. Executive further acknowledges and agrees that the existence of any claim or cause of action by Executive against the Company, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by the Company of said covenants.
Initials of Parties:
Company MJE         Date 5/10/19
GCEAR MJE             Date 5/10/19
GCEAR OP MJE         Date 5/10/19
Executive NMS         Date 5/10/19

6.8
Remedy for Breach. The Executive agrees that a breach of any of the covenants of this Section 6 would cause material and irreparable harm to the Company that would be difficult or impossible to measure, and that damages or other legal remedies available to the Company for any such injury would, therefore, be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if she breaches any term of this Section 6, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security, to restrain any such breach. Claims for damages and equitable relief in any court shall be available to the Company in lieu of, or prior to or pending determination in any arbitration proceeding. In the event the enforceability of any of the terms of this Agreement shall be challenged in court and the Executive is not enjoined from breaching any of the protective covenants, then if a court of competent jurisdiction finds that the challenged protective covenant is enforceable, the time periods shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired.

7.
Defense of Claims. The Executive agrees that, during the Term, and for a period of five (5) years after termination of the Executive’s employment, upon request from the Company, the Executive will cooperate with the Company, or each of its affiliates, in the defense of any claims or actions that may be made by or against the Company, or such affiliate that affect the Executive’s prior areas of responsibility, except (a) if the Executive’s reasonable interests are adverse to the Company or such affiliate in such claim or action or (b) if such cooperation unreasonably interferes with the Executive’s then-current employment. The Company agrees that it shall reimburse the reasonable out of pocket costs and reasonable attorney fees the Executive actually incurs in connection with him providing such assistance or cooperation to the Company, GCEAR or one of their affiliates in accordance with the Company’s standard policies and procedures as in effect from time to time, provided that the Executive shall have obtained prior written approval from the Company for any travel or legal fees and expenses incurred by him in excess of $10,000 in connection with his obligations under this Section 7. In addition, the Company shall pay the Executive for his time spent in providing such cooperation at an hourly rate equal to his Base Salary as of his Severance Date (disregarding any reduction that constitutes Good Reason) divided by 2,080, subject to reasonable substantiation.

8.
Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general assets of the Company or its affiliates, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

9.
Withholding. Notwithstanding anything else herein to the contrary, the Company or any of its affiliates may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement, or any other compensation payable to the Executive, such federal, state and local income, employment, or other taxes or other amounts as may be required to be withheld pursuant to any applicable law, regulation or contract.

10.	Assignment; Binding Effect.
(a)    By the Executive. This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.
(b)    By the Company. This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable, except as incident to such entity’s reorganization, merger or consolidation, or transfer of all or substantially all of its assets.
(c)    Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executive’s heirs and the personal representatives of the Executive’s estate.

11.	Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

12.
Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

13.
Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of Illinois.

14.	Survival of Certain Provisions. The rights and obligations set forth in Sections 5, 6, 7, 9, 13, 15, 17 and 20 shall survive any termination or expiration of this Agreement.

15.
Entire Agreement. This Agreement, along with the award agreement evidencing the Initial Equity Award pursuant to Section 3.3, embody the entire agreement of the parties hereto respecting the matters within its scope. As of the date hereof, this Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bear upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to be of no force or effect, and the parties to any such other negotiations, commitments, agreements or writings shall have no further rights or obligations thereunder. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

16.
Modifications, Waivers. This Agreement may not be amended, modified or changed (in whole or in part), except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

17.
Arbitration. Except for the limited right to seek temporary injunctive relief in a court pursuant to Section 6 (in which case the underlying dispute remains subject to arbitration), the parties agree that to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, or the Executive’s employment by the Company or any termination thereof, will be settled by arbitration to be held at a location in Los Angeles, California in accordance with the Federal Arbitration Act and the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, which can be found at https://www.adr.org/sites/default/files/document_repository/EmploymentRules_Web_0.pdf. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The arbitrator shall have the authority to award the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including arbitrators' fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees and attorneys' fees.

Initials of Parties:
Company MJE         Date 5/10/19
GCEAR MJE             Date 5/10/19
GCEAR OP MJE         Date 5/10/19
Executive NMS         Date 5/10/19

18.
Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (a) delivered by hand, (b) otherwise delivered against receipt therefore, or

(c) sent by overnight courier, signature required. Any notice shall be duly addressed to the parties as follows:
if to GRECO, GCEAR, or GCEAR OP:
Griffin Capital Real Estate Company, LLC
1520 E. Grand Avenue
El Segundo, CA 90245
Attention: Michael J. Escalante
Email: mescalante@griffincapital.com

if to the Executive, to the address most recently on file in the payroll records of the Company.

19.
Code Section 409A. All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder (“Section 409A”) and, to the extent not excluded, to meet the requirements of Section 409A. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon the Executive’s “separation from service” from the Company (within the meaning of Section 409A, a “Separation from Service”). None of the payments under this Agreement are intended to result in the inclusion in Executive's federal gross income on account of a failure under Section 409A(a)(1). The parties intend to administer and interpret this Agreement to carry out such intentions. However, the Company does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in Executive's gross income, or any penalty, pursuant to Section 409A(a)(1) or any similar state statute or regulation. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1), the payment shall be paid (or provided) in accordance with the following:
(a) Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 5 hereof, shall be paid to the Executive during the six (6)-month period following the Executive’s Separation from Service if paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then the amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death). Each payment hereunder is intended to constitute a separate payment from each other payment for purposes of Treasury Regulation Section 1.409A-2(b)(2), and any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments.
(b) To the extent that any payments or reimbursements provided to the Executive under this Agreement are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.

20.	Joint and Several Liability. Each of GRECO, GCEAR and GCEAR OP shall be jointly and severally liable for all obligations of each hereunder.

21.
Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances, to the fullest extent permitted by law.

22.
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

23.    Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that she has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

“GRECO”	GRIFFIN CAPITAL REAL ESTATE COMPANY, LLC
By: /s/ Michael J. Escalante
Name: Michael J. Escalante
Title: CEO and President

“GCEAR”	GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.
By: /s/ Michael J. Escalante
Name: Michael J. Escalante
Title: CEO and President

“GCEAR OP”	GRIFFIN CAPITAL ESSENTIAL ASSET OPERATING PARTNERSHIP, L.P.
By: /s/ Michael J. Escalante
Name: Michael J. Escalante
Title: CEO and President

“EXECUTIVE”
/s/ Nina Momtazee Sitzer
Nina Momtazee Sitzer

Exhibit A
[Form of Release]
GENERAL RELEASE
[Important Note to Executive: Since you are over 40 years old, you are covered by the Age Discrimination in Employment Act of 1967. As such, you have been given at least [twenty-one (21) / forty-five (45) days] to consider this Release before executing it. You are hereby advised to consider the terms of this Release and consult with an attorney of your choice prior to executing this Release. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Release; voluntarily agree to all terms in this Release, which include full release of the Company and its affiliates from any and all claims you may have against it as set forth herein; and knowingly intend to be bound by this Release. You have a full seven (7) days after executing this Release to revoke it. This Release shall not become effective or enforceable until the revocation period has expired. Revocation shall be effective only upon written notice delivered to ______________________________, within that seven (7)-day period. Rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et. seq.) that may arise after the date this Release is executed are not waived.]
In consideration for the undertakings and promises set forth in that certain Employment Agreement dated as of ___________________, 2019 (the “Agreement”), between Nina Momtazee Sitzer (the “Executive”) and Griffin Capital Real Estate Company, LLC, a Delaware limited liability company (“GRECO”), Griffin Capital Essential Asset REIT II, Inc. (“GCEAR”), and Griffin Capital Essential Asset Operating Partnership, L.P. (“GCEAR OP”, together with GRECO and GCEAR, hereinafter collectively referred to as “Company”), the terms of which are incorporated herein by reference, Executive (on behalf of himself and his heirs, assigns and successors in interest) unconditionally releases, discharges, and holds harmless the Company and its affiliates, and each of their respective current and former officers, directors, employees, agents, insurers, assigns and successors in interest (collectively, “Releasees”) from each and every claim, cause of action, right, liability or demand of any kind and nature, and from any claims which may be derived therefrom, other than any such claims Executive has or might have under this Release or as otherwise set forth herein, that Executive had, has, or might claim to have against Releasees based upon facts occurring up to the time Executive executes this Release, whether presently known or unknown to Executive, and (i) arising from or in connection with Executive’s employment, pay, bonuses or any other employee benefits, and other terms and conditions of employment or employment practices of the Company, or (ii) arising out of or relating to the termination of Executive’s employment with Employer or the surrounding circumstances thereof, including, without limitation, any and all claims listed below (collectively, “Released Claims”):

(a)    based on discrimination and/or harassment on the basis of race, color, religion, sex, national origin, handicap, disability, genetic information, age or any other category protected by law under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Executive Order 11246, 42

USC § 1981, the Equal Pay Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefits Protection Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, COBRA. (as any of these laws may have been amended), the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, or any other similar labor, employment or anti-discrimination law under state, federal or local law;

(b)    based on any contract, tort, whistleblower, personal injury, wrongful discharge theory or other common law theory; or

(c)    arising out of any written or oral agreements between Executive and the Company (other than the Agreement).

Notwithstanding anything herein to the contrary, nothing in this Release shall prohibit claims (i) covered by worker's compensation, (ii) for vested benefits under any employee benefit plan, (iii) under the Agreement, (iv) for qualified retirement and nonqualified retirement and deferred compensation benefits, (v) vested equity compensation awards that remain unpaid or unsettled, (vi) under the Company’s bylaws, certificate of incorporation or other similar governing document of the Company, (vii) under any director and officer insurance policy maintained by the Company or (viii) for indemnification and/or advancement of expenses as an officer, director, or employee of the Company or any current or former affiliate, whether arising under any indemnification agreement between the Company and Executive or otherwise; and nothing in this Release shall waive any rights or claims that may arise based on facts or events occurring after the date of Executive’s execution of this Release, nor does it serve to waive any rights or claims that are precluded from being waived by applicable law.

Executive expressly acknowledges that this Release is intended to include in its effect, without limitation, all Claims which Executive does not know or suspect to exist in his favor at the time he signs this Release, and that this Release contemplates the extinguishment of any such Claim or Claims.

Except as otherwise set forth herein, Executive covenants not to sue or initiate any claims in any forum against any of the Releasees on account of or in relation to any Released Claim, or to knowingly and voluntarily incite or encourage other persons or entities to bring claims of any nature whatsoever against the Releasees. Executive further covenants not to accept, recover or receive any monetary damages or any other form of relief which may arise out of or in connection with any administrative proceedings which may be filed with or pursued independently by any governmental agency or agencies, whether federal, state or local (except as set forth herein). This provision does not prohibit Executive from filing a lawsuit challenging the validity of Executive’s waiver of claims under the ADEA.

Protected Rights. Executive understands that nothing contained in this Release limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the

National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Release does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Employer. This Release does not limit Executive’s right to receive an award for information provided to any Government Agencies.

In addition, Executive agrees not to file a lawsuit asserting any claims that are waived in this Release. If Executive files such a lawsuit, Executive shall pay all costs incurred by Releasees (or any of them), including reasonable attorney’s fees, in defending against Executive’s claim. The preceding two sentences of this paragraph do not apply if Executive files a charge or lawsuit under the ADEA challenging the validity of this Release. However, in the event any such ADEA lawsuit is unsuccessful, a court may order Executive to pay attorney’s fees and/or costs incurred by Releasees (or any of them) where authorized by law. In the event any such ADEA lawsuit is successful, the severance benefits or payments Executive received for signing this Release shall serve as restitution, recoupment, or setoff to any monetary award received by Executive.

By signing this Release, Executive certifies that:

(a)    Executive acknowledges and agrees that his waiver of rights under this Release is knowing and voluntary and complies in full with all criteria set forth in the regulations promulgated under the Older Workers Benefit Protection Act for release or waiver of claims under the ADEA and further complies in full with the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, and any and all other applicable federal, state and local laws, regulations, and orders

(b)    Executive has carefully read and fully understands the provisions of this Release;

(c)    The payment referred to in this Release and the Agreement exceeds that to which Executive would otherwise have been entitled, and that the actual payment is in exchange for his release of the claims referenced in this Release;

(b)    Executive is advised via this Release to consult with an attorney before signing this Release. Executive acknowledges and agrees that he has in fact consulted with his attorneys prior to executing this Release;

(c)    Executive understands that any discussions he may have had with counsel for the Company regarding his employment or this Release does not constitute legal advice to him and that he has had the opportunity to retain his own independent counsel to render such advice;

(d)    Executive understands that this Release and the Agreement FOREVER RELEASE the Releasees to the extent set forth above, except that Executive is not releasing or waiving any claim under the Age Discrimination in Employment Act that may arise after Executive’s execution of this Release and the Agreement;

(e)     The following applies if the Executive resides in, primarily works in, or receives pay in California.

Executive expressly waives the protection of Section 1542 of the Civil Code of the State of California, which states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
Executive’s Initials: ___________
(f)    In signing this Release and the Agreement, Executive DOES NOT RELY ON AND HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT (WRITTEN OR ORAL) NOT SPECIFICALLY SET FORTH IN THIS RELEASE OR IN THE AGREEMENT, or by any of their agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Release or otherwise, and Executive agrees that this Release will be interpreted and enforced in accordance with [_________] law;

(g)    [Executive acknowledges and agrees that Employer has allowed Executive at least [twenty-one (21) / forty-five (45)] days from the date Executive received the Employer’s offer to consider this Release and the Agreement, and he has had sufficient time to consider his decision to enter into this Release and the Agreement;]

(h)    Executive agrees to the terms of this Release knowingly, voluntarily and without intimidation, coercion or pressure;

(i)    Executive may revoke this Release within seven (7) calendar days after signing it, as described at the beginning of this Release.

This Release may be executed in any number of counterparts and by the parties hereto in separate counterparts, with the same effect as if the parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together, and shall constitute one and the same instrument, with original signature, photocopy signature, fax signature, or electronic signature permitted and accepted.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned has executed this Release as of the date set forth below.

EXECUTIVE

Nina Momtazee Sitzer

Date: _________________________

Griffin Capital Real Estate Company, LLC (“GRECO”):

By:

Print Name: ________________________

Date: ______________________________

Griffin Capital Essential Asset REIT II, Inc. (“GCEAR”):

By:

Print Name: ________________________

Date: ______________________________

Griffin Capital Essential Asset Operating Partnership, L.P. (“GCEAR OP”):

By:

Print Name: ________________________

Date: ______________________________

Exhibit B
GENERAL RELEASE
In exchange for the consideration set forth in that certain Employment Agreement (the “Employment Agreement”), dated as of [_______] among Griffin Capital Real Estate Company, LLC, a Delaware limited liability company (“GRECO”), Griffin Capital Essential Asset REIT II, Inc. (“GCEAR”), and Griffin Capital Essential Asset Operating Partnership, L.P. (“GCEAR OP”) (together with GRECO and GCEAR, the “Company”) and Nina Momtazee Sitzer (the “Executive”), the receipt and adequacy of which is hereby acknowledged, the Company does hereby release and forever discharge the “Releasees” hereunder, consisting of the Executive and his heirs and assigns, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the Company or any it subsidiaries now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. Notwithstanding the foregoing, this General Release shall not operate to release any Claims which the Company may have relating to or arising out of (i) the Executive’s fraud or breach of fiduciary duty, or (ii) any acts or omissions by the Executive that are not covered by the Company’s director and officer insurance coverage or not properly the subject of defense or indemnity by the Company (the “Unreleased Claims”).
The Company represents and warrants that there has been no assignment or other transfer of any interest in any Claim (other than Unreleased Claims) which it may have against Releasees, or any of them, and the Company agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the Company under this indemnity.
The Company agrees that if it hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the Company agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all reasonable attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.
The Company further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the Company.
(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Release as of this _____ day of __________________, 20_____.

“GRECO”	GRIFFIN CAPITAL REAL ESTATE COMPANY, LLC
By:
Name:
Title:

“GCEAR”	GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.
By:
Name:
Title:

“GCEAR OP”	GRIFFIN CAPITAL ESSENTIAL ASSET OPERATING PARTNERSHIP, L.P.
By:
Name:
Title: